UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2019

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 CORPORATE DRIVE, SUITE 200
BURLINGTON, MASSACHUSETTS 01803-4238

(Address of principal executive offices) (Zip Code)

(781) 270-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CIR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.                Entry into a Material Definitive Agreement.

CIRCOR Announces Disposal of a Non-Core Upstream Oil and Gas Business

Consistent with its strategy to exit non-core businesses and further simplify the company, CIRCOR International, Inc. (“CIRCOR”) today disclosed a definitive agreement, dated July 13, 2019, to dispose of its long-cycle upstream oil & gas engineered valve business (Pibiviesse S.p.A.) to P&P Flow Control, an affiliate of Certina Holding AG, for a de minimis amount, with an earnout of 50 percent of net income over seven years up to a maximum of EUR 18 million.  CIRCOR’s segment operating losses attributable to Pibiviesse were ($8.5) million for the full year ended December 31, 2018.

This transaction, which reflects another step towards meeting the 2019 annual and run-rate forecasts as provided in CIRCOR’s June 2019 investor update presentation, is expected to close in the third quarter or early in the fourth quarter of 2019, subject to customary closing conditions.  CIRCOR expects to record a loss on the disposal, primarily related to non-cash charges.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRCOR INTERNATIONAL, INC.

Date: July 18, 2019	By:	/s/ Chadi Chahine
	Name:	Chadi Chahine
	Title:	Senior Vice President Finance